Exhibit 10.1

BONUS PLAN

Overview

This discretionary Employee Bonus Plan outlines the criteria, process, and guidelines under which discretionary bonuses may be granted to eligible employees. When referring to any of your potential on target bonus payments, the figures would be payable in your local currency.

Eligible Employees

Full and part-time employees may be eligible as long as they meet the eligibility criteria for qualification of bonus as determined by the Company. Interns and temporary employees are not eligible. If you are eligible to participate in another cash variable compensation plan you will not be eligible to participate in this plan.

Eligibility Criteria for Qualification of Bonus

We have created this discretionary bonus plan to reward employees when our business objectives for both profit (referred to as ‘adjusted EBITDA’) and revenue are met. Note that the adjusted EBITDA formula used for this plan is the same formula used to calculate adjusted EBITDA that VRME publicly reports.

An eligible employee’s achievement of their full on-target bonus, which will be a percentage of their base salary as of January 1 of the applicable year, will be based on hitting targets for both criteria, as follows:

●	If 100% of the annual adjusted EBITDA target is achieved, you will be eligible for up to 50% of your on-target bonus.
●	If 100% of the annual revenue target is achieved, you will be eligible for up to the remaining 50% of your on-target bonus, provided that the adjusted EBITDA target has also been achieved at 100%.
●	For the avoidance of doubt, you will not be eligible for any bonus payments for partial achievement of either adjusted EBITDA or Revenue targets.
●	The Compensation Committee will determine the adjusted EBITDA and revenue achieved for a year, and its determination shall be binding on you and all participating employees.
●	Any earned bonus will be based on your salary as of January 1 for the applicable year. If you were employed after this date, any earned bonus will be based on your original starting salary.
●	If targets are not achieved, no bonus will be payable.
●	If only the revenue target is achieved but not the adjusted EBITDA target, no bonus will be payable.

●	If only the adjusted EBITDA target is achieved, you will be eligible for up to 50% of the on-target bonus.
●	If you were not employed in an eligible status for the full year, you will be eligible for a pro-rated bonus (i.e. if you have worked for 6 full months you will be eligible to receive up to 50% of any earned bonus amount).
●	If an employee is hired after September 30 of the applicable year, they will not be eligible for the bonus under this plan for that calendar year.
●	Participation in this plan does not form part of and does not affect or change your employment contract or your employment relationship with your employer. All bonuses received constitute an extraordinary payment and will not be considered part of your normal renumeration.

The Compensation Committee has the discretion to determine the actual amount of any cash bonus paid under this plan, and its determination shall be binding on you and all participating employees.

Employees who qualify will be notified of their on-target bonus percentage separately.

Opportunity to Increase Bonus Award

Your annual bonus will be eligible for increases if actual revenue exceeds the revenue targets.

This increase will be applied solely on the basis of exceeding the revenue target, so long as the adjusted EBITDA target is met. For every percentage point the revenue exceeds the target, your potential bonus amount will be increased by the same percentage up to a maximum of 150%. For example, if the adjusted EBITDA target is met and the annual revenue exceeds the target by 10%, your potential bonus amount will be increased by 10% (if your full on-target bonus is $1,000, you would receive $1,100).

All bonus payments are:

●	Subject to tax withholding (or equivalent country-based deductions).
●	Conditional on you being employed on the payment date and not having given notice of retirement or resignation at the time of payment.
●	Conditional upon you not being placed on a performance improvement plan before the payment date.

Timing of Payment

The bonus earned for a calendar year will be payable in the following calendar year once the VerifyMe adjusted EBITDA and revenue results have been announced to the market. This payment will be made in the following year by the end of April.

Termination and Amendment

Please note that the company reserves the right to terminate or amend the plan or the targets at any time without employee consent. Please be assured that the entire management team is focused on delivering a successful and prosperous year for VerifyMe and all of our employees. Thank you in advance for playing your essential part in the company achieving its goals for profitability and growth. We very much hope to reward your endeavors by paying a well-deserved bonus based on results achieved each year.

* Please note, if you have another variable compensation plan and have received this letter in error, you should inform your manager as you will not be eligible for this plan. *